Exhibit 99.1

Syncora Holdings Ltd. Canon’s Court 22 Victoria Street Hamilton HM 12 Bermuda +441 295 7135 Phone +441 296 4351 Fax

News

SYNCORA HOLDINGS LTD. ANNOUNCES THIRD QUARTER 2008 RESULTS

Hamilton, Bermuda, November 17, 2008 – Syncora Holdings Ltd. (“Syncora” or the “Company”) (NYSE:SCA) today announced results for the three- and nine-month periods ended September 30, 2008. The net loss available to common shareholders in the third quarter of 2008 was $1.339 billion, or $29.28 per common share, as compared to a net loss of $89.9 million, or $1.40 per common share, reported in the third quarter of 2007. The net loss for the quarter was primarily due to a net loss of $1.058 billion due to the net change in fair value of derivatives, as compared to a net loss of $131.5 million recorded in the comparable period in 2007. The Company also reported $213.0 million in net losses and loss adjustment expenses compared to $5.4 million in the third quarter of 2007 primarily due to adverse development relating to certain insured obligations supported by residential mortgage-backed securities (“RMBS”). Operating expenses increased $58.5 million to $84.1 million compared to the third quarter of 2007 resulting primarily from the substantially higher expenses for professional services in connection with the Company’s restructuring. Also included in the net loss is $64.7 million in net realized losses on investments due primarily to other than temporary impairment on certain mortgage-backed securities and corporate bonds issued by financial institutions held in the Company’s investment portfolio.

The net loss for the first nine months of 2008 was $1.928 billion, or $33.24 per common share, as compared to a net loss of $26.7 million, or $0.42 per common share, for the first nine months of 2007. The increase in net loss for the nine-month period ended September 30, 2008 was primarily attributable to a net loss of $1.280 billion due to the net change in fair value of derivatives compared to a net loss of $145.8 million for the comparable period in 2007. Net losses and loss adjustment expenses for the first nine months of 2008 were $710.2 million compared with $5.8 million during the comparable period in 2007 due to adverse development in certain insured obligations supported by RMBS. Operating expenses for the first nine months of 2008 increased $100.1 million to $176.3 million as compared to the first nine months of 2007 primarily due to expenses related to professional services in relation to the Company’s restructuring and other expenses, including severance costs associated with the Company’s staff reductions. These charges were partially offset by an increase in net premiums earned of $109.9 million and an increase in net investment income of $12.5 million reflecting the substantial period over period increase in invested assets.

As of September 30, 2008, the Company reported total shareholders’ equity of $63.5 million and common shareholders’ deficit of $183.1 million as compared to total shareholders’ equity of $427.1 million and common shareholders’ equity of $180.5 million at December 31, 2007.

“During the third quarter of 2008 U.S. residential mortgage performance continued to deteriorate, negatively impacting the Company’s insured RMBS and ABS CDO portfolios and overall operating results. However, as previously announced, with the closing of the Master Transaction Agreement during the quarter, Syncora made progress in its restructuring. Additionally, the Company began the process of negotiating agreements with our financial counterparties to commute, terminate or restructure insured obligations related to our credit default swaps,” commented Susan Comparato, Acting Chief Executive Officer and General Counsel of Syncora. “Moving forward, Syncora’s senior management remains focused on the Company’s strategic plan to reach agreements with our financial counterparties, address the needs of the public finance portfolio and remediate troubled credits in order to protect and enhance the Company’s liquidity and maximize claims paying resources.”

Negotiations with Financial Counterparties

During the third quarter 2008, J.P. Morgan Securities Inc. (“J.P. Morgan”) was engaged to assist Syncora Guarantee Inc. ("Syncora Guarantee") in identifying and analyzing strategic alternatives with respect to its portfolio of credit default swap ("CDS") and financial guarantee contracts. J.P. Morgan is working directly with Syncora and its legal advisors during negotiations with Syncora Guarantee's CDS and financial guarantee bank counterparties (“Financial Counterparties”).

The original negotiation period and forbearance agreements provided for by the Master Commutation, Release and Restructuring Agreement (the “Master Transaction Agreement”) expired on October 15, 2008; however, Syncora Guarantee and its Financial Counterparties, except Lehman Brothers Inc., agreed to extend the period for negotiations to October 31, 2008. Subsequent to that expiration, the Company has engaged in discussions with the Financial Counterparties to further extend the negotiations and accompanying forbearance agreements, though there has been no further extension and there can be no assurance additional extensions will be obtained. The negotiations with the Financial Counterparties remain ongoing, but there can be no assurance the negotiations will ultimately result in an agreement.

New York State Insurance Department Statutory Capital

During the third quarter of 2008, the Company experienced significant adverse development of its anticipated claims on its guarantees of collateralized debt obligations of asset-backed securities (“ABS

CDOs”) and reserves for unpaid losses and loss adjustment expenses on its guarantees of RMBS which would have caused Syncora Guarantee to be unable to maintain its compliance with its $65 million minimum policyholders’ surplus requirement under New York State law as of September 30, 2008. Policyholders’ surplus is based on statutory-basis accounting practices which differ from accounting principles generally accepted in the United States of America (“GAAP”).

However, at the request of the Company, the New York State Insurance Department (“NYID”) (Syncora Guarantee’s primary regulator) granted Syncora Guarantee permission to release statutory basis contingency reserves (which are not recognized under GAAP) on terminated polices, as well as on policies on which the Company has established case reserves. As a result of this permitted practice, Syncora Guarantee reported policyholders’ surplus of $83.3 million at September 30, 2008. Absent such permitted practice the Company would have reported policyholders’ surplus at September 30, 2008 of $19.1 million.

In accordance with the National Association of Insurance Commissioners (“NAIC”) Accounting Practices and Procedures Manual (“NAIC SAP”), the discount rate used by Syncora Guarantee to determine the deduction from loss reserves for the time value of money as of September 30, 2008 was based on the average yield on its invested assets for the year ended December 31, 2007. At December 31, 2008, Syncora Guarantee will be required under NAIC SAP to re-measure such deduction from loss reserves based on the average yield on its invested assets for the year then ended. Absent the consummation of agreements with Financial Counterparties and other parties to commute, terminate, amend or restructure their existing agreements with the Company or favorable development of the Company’s statutory case reserves, based on the annualized yield on Syncora Guarantee’s invested assets for the nine months ended September 30, 2008, the Company expects that the re-measurement of the deduction from loss reserves based on the average yield on its invested assets at December 31, 2008 will cause it to report a policyholders’ deficit. Additionally, absent the consummation of agreements with Financial Counterparties and other parties to commute, terminate, amend or restructure their existing agreements with the Company or favorable development of the Company’s statutory case reserves, interest accretion on such reserves will cause Syncora Guarantee to not be able to comply with its regulatory minimum policyholders’ surplus requirement as of December 31, 2008.

Non-compliance with its regulatory minimum policyholders’ surplus requirement would permit the NYID to intervene in its operations. For example, under these or other circumstances, the New York State Superintendent of Insurance could seek court appointment as rehabilitator or liquidator of Syncora Guarantee.

Ability of the Company to Continue as a Going Concern

In the opinion of the Company, the principal factors which affect the Company’s ability to continue as a going concern are: (i) its ability to successfully reach agreements with Financial Counterparties and other parties to commute, terminate or restructure the Company’s CDS contracts and policies on terms satisfactory to the Company, as well as to address the Company’s public finance business to the satisfaction of the New York Superintendent of Insurance, (ii) the risk of adverse loss development on its remaining in-force business not so commuted, terminated or restructured (particularly in regard to its exposure to residential mortgages) that would cause it not to be in compliance with its $65 million minimum policyholders’ surplus requirement under New York state law, and (iii) the risk of intervention by the NYID as a result of the financial condition of Syncora Guarantee.

As a result of uncertainties associated with the aforementioned factors affecting the Company’s ability to continue as a going concern, management has concluded that there is substantial doubt about the ability of the Company to continue as a going concern. The unaudited interim September 30, 2008 consolidated financial statements are prepared assuming the Company continues as a going concern and do not include any adjustment that might result from its inability to continue as a going concern. The Company will reassess its going-concern status in the event agreements with the Financial Counterparties and other parties are reached. The Company’s future going concern assessment will in large part be based on the amount, if any, of ABS CDO exposure that is reduced and risk of adverse loss development that is mitigated pursuant to such agreements, the Company’s assessment of the risk of additional adverse loss development on its remaining in-force exposures, and Syncora Guarantee’s compliance with its statutory minimum policyholders’ surplus requirement.

Market-based Termination Payments on CDS Contracts

Substantially all of Syncora Guarantee’s CDS contracts have mark-to-market termination payments following the occurrence of events that are outside Syncora Guarantee’s control, such as Syncora Guarantee being placed into receivership or rehabilitation by the NYID or the NYID taking control of Syncora Guarantee or, in limited cases, Syncora Guarantee’s insolvency. There can be no assurance that counterparties to Syncora Guarantee’s CDS contracts, including the Financial Counterparties, will not assert that events have occurred which require Syncora Guarantee to make mark-to-market termination payments. If such events were to occur, the aggregate termination payments that the Company would be required to pay would significantly exceed its ability to make such payments and, accordingly, such events would have a material adverse effect on the Company’s financial position and results of operations. The fair value of the Company’s CDS contracts recorded in its financial statements at September 30, 2008 does not consider the effect of mark-to-market termination payments.

Notification by New York Stock Exchange of Listing Standards Non-Compliance

Syncora was notified on November 11, 2008 by the New York Stock Exchange Regulation, Inc. (“NYSE Regulation”) that it is not in compliance with the New York Stock Exchange’s (“NYSE”) continued listing standards, because over a consecutive 30-day trading period its average total market capitalization was less than $75 million and the Company's most recently reported shareholders' equity was below $75 million. On November 13, 2008 the Company was notified it was not in compliance with the NYSE’s price criteria requiring listed shares to have an average closing price over $1.00 for the prior 30 trading day period. Under applicable NYSE procedures, the Company has 30 business days from the receipt of the notice to submit a plan to the NYSE to demonstrate its ability to achieve compliance with the continued listing standards within six months regarding the price criteria and 18 months regarding market capitalization and shareholders’ equity standards. The Company expects to notify the NYSE that it intends to cure the market capitalization and average closing price deficiencies and maintain its listing. However, there can be no assurance that the Company will be successful in its attempt to cure the deficiencies and maintain its listing.

Operating Loss

For the third quarter of 2008, the Company reported an operating loss of $1.586 billion, or $34.69 per common share, compared to operating income of $46.0 million, or $0.72 per common share, for the third quarter of 2007. For the first nine months of 2008, the Company reported an operating loss of $2.877 billion, or $49.58 per common share, compared to operating income of $136.5 million, or $2.12 per diluted common share, for the first nine months of 2007.

Operating income (loss) is a non-GAAP measure that is calculated by taking net income excluding the after tax effect of: (i) net realized gains (losses) on investments, (ii) unrealized gains (losses) on derivatives less credit impairments on derivatives and (iii) costs associated with capital raising in prior quarters. As many research analysts and investors do not limit their analysis of our earnings to a strictly GAAP basis, Syncora provides additional non-GAAP information such as operating income (loss). The reconciliation of non-GAAP measures can be found in Appendix A at the end of this release.

The basic and diluted weighted average shares outstanding used in the “per share” calculations was 45,716,686 for the third quarter of 2008 and 58,018,141 for the first nine months ended September 30,

2008. This compares to a basic and diluted weighted average shares outstanding of 64,158,647 for the third quarter of 2007 and a basic and diluted weighted average shares outstanding of 64,143,792 for the first nine months of 2007. The share count used in the 2008 earnings per share calculations (“EPS”) reflects a reduction for 30,069,049 shares held in escrow as at September 30, 2008 for the benefit of Syncora Guarantee. Such shares have been deemed to be treasury stock for accounting purposes only.

Net Change in Fair Value of Derivatives

The net loss for the third quarter 2008 was primarily due to a charge of $1.058 billion, or $23.15 per common share, related to the net change in fair value of derivatives associated with financial guarantee obligations executed in credit derivative form, as required by GAAP. Net realized gains and losses and other settlements from credit derivative contracts in the third quarter of 2008 amounted to a charge of $353.0 million representing the previously reported $500 million payment to Merrill Lynch & Co. Inc. (“Merrill Lynch”) in August 2008 to commute CDS contracts on eight ABS CDOs, offset by gains of $132.2 million on the commutation in August 2008 of third party purchased back-to-back credit protection and $14.8 million of premiums received from in-force CDS contracts. Net unrealized losses on Syncora’s insured ABS CDO portfolio amounted to $705.4 million in the third quarter 2008, compared to net unrealized losses of $144.9 million in the comparable prior year quarter. Unrealized losses on derivatives reflect the reversal of the carrying value of derivative contracts which were settled or commuted during the quarter, as well as the change in the fair value of our in-force CDS contracts during the period.

Statement of Financial Accounting Standards No. 157 "Fair Value Measurements" requires the Company to estimate the fair value of its derivative liabilities incorporating the risk of the Company's own non-performance. Syncora applied a market-derived discount rate, which includes an adjustment for the Company's credit spreads, in estimating the fair value of its credit derivative liability. The effect of the Company's credit spreads on fair value can vary significantly from period to period dependent largely on the perception of Syncora Guarantee as a counterparty.

Net Cash Used in or Provided by Operating Activities

For the three months ended September 30, 2008, net cash used in operating activities was $1.433 billion compared to $101.1 million net cash provided by operating activities in the comparable three-month period in 2007. For the first nine months of 2008, net cash used in operating activities was $1.541 billion compared to $206.4 million net cash provided by operating activities in the comparable nine-month period in 2007. Net cash used in operating activities during the third quarter and for the first nine months of 2008 was primarily due to (i) significant claims payments made during the third quarter and the first nine months of 2008, (ii) the Company having ceased writing substantially all new business and (iii) higher operating expenses. In addition to the $500 million payment to Merrill Lynch, claims of $152.5 million, net of received deal recoveries, were paid during the third quarter 2008 related to home equity line of credit (“HELOC”) and closed-end second lien (“CES”) RMBS transactions. Payments of $35.8 million were made on claims related to Jefferson County, Alabama sewer revenue warrants in the third quarter of 2008. For the first nine months of 2008, claims paid related to HELOC and CES RMBS transactions, net of received deal recoveries, were $346.2 million and claims paid related to Jefferson County were $46.4 million. There were no claims paid in the first nine months of 2007.

Net cash provided by financing activities was $1.776 billion for the first nine months of 2008, which includes the receipt of $1.585 billion in proceeds from the capital contribution from consideration paid pursuant to the Master Transaction Agreement and the receipt of proceeds of approximately $200 million from the issuance of the series B preferred shares of Syncora Guarantee Re Ltd. (“Syncora Guarantee Re”) in connection with the exercise of the Twins Reefs Asset Trust put option in the first quarter of 2008 . Net cash provided by investing activities of $268.0 million primarily reflects maturing debt securities now being held as cash equivalents and proceeds from the sale of debt securities.

Discussion of Syncora’s Third Quarter 2008 Financial and Operating Results

Set forth below is a discussion of Syncora’s operating results for the three- and nine-month periods ended September 30, 2008, compared to the same periods in 2007. It is important to note that during the first nine months of 2008, the Company ceased writing substantially all new business, making year over year comparisons less meaningful.

Net Premiums Earned

Net premiums earned, which includes accelerated premiums from refundings, in the third quarter of 2008 were $59.2 million, a 32% increase compared to $44.8 million in the third quarter of 2007. Net premiums earned associated with the Company’s CDS contracts are now presented in the “realized gains and losses and other settlements” line of the statements of operations. The reclassification of certain specific revenue, expense and balance sheet lines, including net premiums earned, was associated with the new financial statement presentation of the Company’s CDS contracts in the first quarter of 2008. As a result of this reclassification, net premiums earned were reduced by $14.8 million in the third quarter of 2008 and $13.4 million in the third quarter of 2007. For the first nine months of 2008, net premiums earned increased to $238.6 million compared to $128.7 million in the first nine months of 2007. The increase in total net premiums earned was primarily due to the $15.8 million increase in refunding premiums during the third quarter of 2008 compared to the third quarter of 2007 and to the $107.2 million increase in refunding premiums during the first nine months of 2008 compared to the first nine months of 2007.

Set forth below is a summary of net premiums earned for the three- and nine-month periods ended September 30, 2008 and 2007:

Net Premiums Earned
	Three Months Ended September 30,			Nine Months Ended September 30,
	2008	2007	% Change	2008	2007	% Change
($ in millions)
Upfront policies/contracts	$36.3	$21.7	67%	$165.7	$59.8	177%
Installment policies/contracts	37.7	36.5	3%	122.5	98.9	24%
Reclassification Adjustments	(14.8)	(13.4)		(49.5)	(30.1)
(Earned Premiums associated with
CDS contracts)
Total Net Premiums Earned	$59.2	$44.8	32%	$238.7	$128.6	86%

Core net premiums earned, a non-GAAP measure that includes earned premium from credit derivative contracts but excludes refundings, remained essentially unchanged at $53.2 million in the third quarter of 2008 versus $53.1 million in the third quarter of 2007. For the first nine months of 2008, core net premiums were $169.0 million compared to $146.7 million in the prior nine-month period for 2007. A reconciliation of net premiums earned to core net premiums is provided in Appendix A of this press release.

Net Investment Income

Net investment income for the third quarter of 2008 was $36.6 million up from $31.6 million in the comparable period of 2007. The increase in net investment income was driven by higher average invested assets. Average invested assets increased to $3.2 billion in the third quarter of 2008, compared to $2.5 billion in the third quarter of 2007. The increase was primarily due to the receipt of net proceeds of $1.4 billion in connection with the closing of transactions contemplated by the Master Transaction Agreement on August 5, 2008 and $200 million in proceeds associated with the issuance to the Twin Reefs Asset Trust of Syncora Re’s Series B Preferred Shares in the first quarter of 2008. Syncora’s average book yield decreased to 4.51% in the third quarter of 2008 from 4.98% in the third quarter of

2007. The decrease in average book yields is due to larger cash balances and lower short term market interest rates. The portfolio’s duration at September 30, 2008 was 1.9 years compared to 3.4 years at September 30, 2007.

Net Realized Losses on Investments

The Company’s investment portfolio also experienced a charge of $64.7 million related to other than temporary impairment (“OTTI”). No significant losses were realized in the third quarter of 2007. The Company had net realized losses for the nine-month period ended September 30, 2008 of $72.3 million compared to net realized losses of $1.5 million in the comparable period of 2007. Unrealized losses are reviewed each quarter for potential impairments that are deemed to be other than temporary. Such impaired securities, if any, are written down to their fair value and the previously deferred unrealized loss is recognized as a realized loss reducing current net income. At September 30, 2008, in regard to its portfolio of investments in debt securities available for sale, the Company had gross unrealized losses of $113.8 million and gross unrealized gains of $18.9 million resulting in net unrealized losses of $94.9 million prior to the OTTI charge. The change in net unrealized losses during the third quarter of 2008 was $90.3 million. Of this amount, $64.7 million was recorded as OTTI and $25.6 million was recorded as other comprehensive losses. Of the third quarter 2008 charges, $40.7 million and $23.8 million were recorded against holdings of mortgage-backed securities and corporate bonds issued by financial institutions, respectively. The remaining $0.2 million of charges were split between asset-backed securities and non-financial corporate bonds.

Net Losses and Loss Adjustment Expenses

Net losses and loss adjustment expenses in the third quarter of 2008 were $213.0 million compared to $5.4 million in the third quarter of 2007. Net case losses and loss adjustment expense provisions on direct RMBS exposures were $210.3 million in the third quarter of 2008. These case loss provisions were primarily associated with adverse development on certain HELOC, CES and Alternative-A (“Alt-A”) RMBS transactions that experienced credit deterioration during the third quarter of 2008. The primary drivers of the increase of case reserves on the RMBS transactions include increases in 60 day-plus delinquencies in the Alt-A portfolio, loan modifications by servicers and lower draw rates. There were no case loss provisions taken in the third quarter of 2007. The Company’s estimation of expected losses on its insured RMBS portfolio is based on the expectation that the decline in residential mortgage default rates will commence in early 2009 through the third quarter of 2009, at which point the Company assumes that the default rate will stabilize at a rate nearer, but still above, historical default rates. Net losses will be greater if the time it takes the mortgage performance to stabilize is longer than currently anticipated.

Paid Claims

During the three months ended September 30, 2008, the Company paid claims net of deal recoveries aggregating $152.5 million on guarantees of obligations supported by the HELOC and CES transactions. The RMBS claims primarily relate to transactions for which the Company has established net case loss reserves of $639.7 million at September 30, 2008. Additional $35.8 million of cash payments were made in connection with claims paid on Jefferson County, Alabama sewer revenue warrants during the quarter. The Company did not pay claims on any policies in the first nine months of 2007.

Liquidity

As of September 30, 2008, Syncora, the parent company, had cash and cash equivalents of $28.8 million, which includes a $30.8 million distribution from Syncora Guarantee Re on August 5, 2008. On a consolidated basis, the Company had unrestricted cash and cash equivalents totaling $752.2 million. Additional restricted cash and cash equivalents totaled $977.9 million which includes $825.0 million held for the commutation negotiations with the Syncora Guarantee’s financial counterparties and $128.3 million supporting the Company’s remaining reinsurance business.

Operating Expenses

Operating expenses in the third quarter of 2008 were $84.1 million compared to operating expenses of $25.6 million for the same period in 2007. For the first nine months of 2008 operating expenses were $176.3 million versus $76.2 million compared to the prior year period. The Company did not defer any operating costs in the third quarter of 2008 because the Company has ceased writing substantially all new business. Professional fees, primarily legal expenses and advisory fees related to the Company’s restructuring efforts, were $35.0 million in the third quarter of 2008. The third quarter’s operating expenses also include a $13.3 million lease impairment charge.

Loss on Commutation of Reinsurance Agreements

The Company reported a $42.4 million loss due to the commutation of third-party reinsurance agreements on its financial guarantee contracts that resulted during the third quarter of 2008 from the transactions contemplated by the Master Transaction Agreement.

Balance Sheet

The Company’s net unpaid losses and loss adjustment expense reserves were $805.6 million at the end of the third quarter of 2008, versus $135.6 million at year-end 2007. The increase was primarily due to the case loss reserve additions and loss reserve accretion which occurred during the third quarter of 2008 in connection with the Company’s insured HELOC, CES and Alt-A portfolios.

As of September 30, 2008, total assets were $4.160 billion, up from $3.726 billion in total assets as of June 30, 2008 and $3.604 billion in total assets as of December 31, 2007. The Company had common shareholders’ deficit of $183.1 million as of September 30, 2008, compared to a deficit of $428.7 million as of June 30, 2008 and common shareholders’ equity of $180.5 million at the end of 2007. Common shareholders’ deficit per share was $5.32 as of September 30, 2008, versus deficit per share of $6.67 as of June 30, 2008 and common shareholders’ equity per share of $2.81 at December 31, 2007. The Company’s total shareholders’ equity as of September 30, 2008 was $63.5 million as compared to a deficit of $182.1 million at June 30, 2008 and total shareholders’ equity of $427.1 million as of December 31, 2007.

Book value per common share as of September 30, 2008, was based on the Company’s issued and outstanding shares of 34,433,680, which excludes restricted stock shares as well as the 30,069,049 shares held in escrow for the benefit of Syncora Guarantee deemed to be treasury stock for accounting purposes only. This compares to 64,169,788 shares outstanding as of December 31, 2007.

Jefferson County

As of September 30, 2008, the outstanding principal amount of the Company’s obligations on sewer revenue warrants issued by Jefferson County, Alabama (the “County”) was $1.2 billion before giving effect to reinsurance and $1.1 billion after giving effect to reinsurance. Although the Company has not recorded any provision for losses on such warrants to date, it continues to monitor this exposure and, as new information becomes available, it may be required to establish a provision for loss reserves in the future. Even though the Company has not recorded any provision for losses, it has paid claims on its exposure to the County’s guaranteed obligations. Through November 14, 2008, the Company has paid gross claims in an aggregate amount of approximately $114.3 million on the County’s warrants and surety policy. The Company estimates that it may be required to pay claims under its policies over the remainder of 2008 and calendar year 2009 of approximately $337 million. Actual amounts of claims the Company may be required to pay may differ from such estimates and the differences could be material.

On September 16, 2008, Syncora Guarantee, together with the trustee under the indenture for the warrants, as well as Financial Guaranty Insurance Company, a non-affiliated company which also insures a portion of the warrants, commenced a lawsuit against the County and its current commissioners in U.S. District Court for the Northern District of Alabama seeking, among other things, the appointment of a receiver over the County’s sewer system. A hearing on the plaintiffs’ request for a receiver is currently scheduled for November 17, 2008. On September 25, 2008 the County filed a counterclaim against Syncora Guarantee and Financial Guaranty Insurance Company alleging negligence, breach of contract, fraud, and fraudulent suppression. The Company believes such lawsuit lacks merit and intends to vigorously defend itself against such action.

Merger of Syncora Guarantee Re Ltd. and Syncora Guarantee Inc.

On September 4, 2008, the New York Insurance Department approved the merger of Syncora’s two operating subsidiaries, Syncora Guarantee Re and Syncora Guarantee. The remaining entity is Syncora Guarantee Inc. The merger was agreed to in connection with the closing of the Master Transaction Agreement and effectively marked the exit of the Company from the financial guarantee reinsurance business in Bermuda.

Ratings Actions

The following ratings actions were taken with respect to Syncora and its subsidiaries Syncora Guarantee, and Syncora Guarantee Inc (UK) Limited (“Syncora UK”) during or subsequent to the third quarter of 2008.

On October 24, 2008, Moody’s Investors Service (“Moody’s”) downgraded the insurer financial strength (“IFS”) ratings of Syncora Guarantee and Syncora UK to “Caa1” from “B2” with the ratings place on review with direction uncertain. Previously, on August 6, 2008, Moody’s announced that it was reviewing the insurer financial strength (“IFS”) ratings of Syncora Guarantee and Syncora UK for possible upgrade. On July 29, 2008, Moody's had placed these IFS ratings under review with direction uncertain.

On July 29, 2008, Standard & Poor’s (“S&P”) announced that its “BBB-” financial strength ratings on Syncora Guarantee and Syncora UK remain on CreditWatch with negative implications.

As of September 2, 2008, the Company terminated its various ratings agreements with Fitch Ratings (“Fitch”) including the provision of fixed income ratings for the Company and any subsidiary or subsidiary trusts used to issue securities and for the provision of insurer financial strength ratings for the Company’s operating subsidiaries. On September 5, 2008, Fitch withdrew the IFS ratings of Syncora

Guarantee and Syncora UK, as well as the issuer and debt rating of the Company and its Twin Reefs Asset Trust.

Conference Call

The Company will not be hosting its customary quarterly investor call for the third quarter of 2008. The company will furnish the earnings press release as well as an unaudited financial supplement providing further details on the Company's third quarter 2008 results on Syncora’s website located at http://www.syncora.com. The Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 will be available through the Investor Relations section on its website.

About Syncora Holdings Ltd.

Syncora Holdings Ltd. is a Bermuda-domiciled holding company whose common shares are listed on the New York Stock Exchange (NYSE: SCA). Syncora Holdings Ltd. was formerly known as Security Capital Assurance Ltd. For more information, please visit www.syncora.com.

Investor and Media Contact:
Michael Gormley
+1 441-279-7450
michael.gormley@scafg.com

FORWARD-LOOKING STATEMENTS

This release contains statements about future results, plans and events that may constitute "forward-looking" statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned that these statements are not guarantees of future results, plans or events and such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the Company's control. These factors include, but are not limited to: our ability to continue as a going concern; higher risk of loss in connection with obligations guaranteed by the Company due to deterioration in the credit markets stemming from the poor performance of subprime residential mortgage loans; the outcome of our negotiations with the bank counterparties concerning the commutation, termination, amendment or otherwise restructuring of their credit default swap (“CDS”) contracts and the expiration of their forbearance; Syncora Guarantee’s ability to maintain minimum required policyholders’ surplus or positive policyholders’ surplus; the decision by our regulators to take regulatory action with respect to the Company’s operating subsidiaries at any time; the availability of capital and liquidity, including risks associated with the Master Transaction Agreement and related transactions and agreements with the New York Insurance Department; developments in the world's financial and capital markets that adversely affect the performance of the Company's investments and its access to such markets; changes in regulation, tax laws, legislation or accounting policies or practices; delisting from the New York Stock Exchange; limitations on our net operating carry forwards; payment of terminations values under CDS contracts; non-payment of premium and make whole payments by policy holders and counterparties; challenge to the Master Transaction Agreement and related commutations and releases; impact of non-payment of dividends on the Company’s Series A Preferences shares on the Company’s Board of Directors; the outcome of the efforts to refund Jefferson County, Alabama's outstanding sewer system debt and the outcome of related litigation; the performance of invested assets, losses on credit derivatives or changes in the fair value of CDS contracts, losses on the shares of XL Capital Ltd.; recent and future rating agency statements and ratings actions; the suspension of writing substantially all new business and the Company's ability to continue to operate its business in its historic form; the outcome of litigation; the timing of claims payments and the receipt of reinsurance recoverables; greater frequency or severity of claims and loss activity including in excess of the Company's loss reserves; our assumptions concerning the tax treatment of the transactions contemplated by the Master Transaction Agreement and related agreements and related transactions; the impact of provisions in business arrangements and agreements triggered by the ratings downgrades; the impact of other triggers in business arrangements including CDS contracts; changes in officers and key employees; general economic conditions; changes in the availability, cost or quality of reinsurance or retrocessions; possible downgrade of the Company's reinsurers; possible default by the counterparties to the Company's reinsurance arrangements; the Company's ability to compete; changes that may occur in Company operations and ownership as the Company matures; and other additional factors, risks or uncertainties described in Company filings with the Securities and Exchange Commission, including in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and also disclosed from time to time in subsequent reports on Form 10-Q and Form 8-K. Readers are cautioned not to place undue reliance on forward-looking statements which speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made.

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Syncora Holdings Ltd. Interim Consolidated Statements of Operations and Comprehensive Loss
(U.S. dollars in thousands, except per share amounts)

	(Unaudited)		(Unaudited)
	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenues
Net premiums earned	$59,183	$44,774	$238,583	$128,689
Net investment income	36,645	31,621	100,497	88,009
Net realized (losses) gains on investments	(64,656)	8	(72,343)	(1,534)
Change in fair value of derivatives
Realized gains and losses and other settlements	(353,048)	13,403	(138,727)	30,059
Unrealized losses	(705,420)	(144,903)	(1,141,726)	(175,894)
Net change in fair value of derivatives	(1,058,468)	(131,500)	(1,280,453)	(145,835)
Fee income and other	11	-	2,242	85
Total revenues	(1,027,285)	(55,097)	(1,011,474)	69,414
Expenses
Net losses and loss adjustment expenses	213,019	5,437	710,154	5,777
Acquisition costs, net	7,998	4,394	19,845	12,143
Loss on commutation of reinsurance agreements	42,381	-	42,381	-
Operating expenses	84,082	25,604	176,338	76,227
Total expenses	347,480	35,435	948,718	94,147
Loss before income tax and minority interest	(1,374,765)	(90,532)	(1,960,192)	(24,733)
Income tax benefit	(1,229)	(9,885)	(1,229)	(9,174)
Loss before minority interest	(1,373,536)	(80,647)	(1,958,963)	(15,559)
Minority interest - dividends on
preferred shares of subsidiary	1,200	805	5,432	2,723
Net loss	(1,374,736)	(81,452)	(1,964,395)	(18,282)
Dividends on Series A perpetual non-
cumulative preference shares	-	8,409	-	8,409
Gain on redemption of preferred shares
of subsidiary	36,075	-	36,075	-
Net loss available to common shareholders	$(1,338,661)	$(89,861)	$(1,928,320)	$(26,691)

Loss per share
Basic	$(29.28)	$(1.40)	$(33.24)	$(0.42)
Diluted	$(29.28)	$(1.40)	$(33.24)	$(0.42)
Weighted Average Shares Outstanding
(Shares in thousands)
Basic	45,717	64,159	58,018	64,144
Diluted	45,717	64,159	58,018	64,144
Comprehensive loss
Net loss	$(1,374,736)	$(81,452)	$(1,964,395)	$(18,282)
Currency translation adjustments	96		-
Change in unrealized (depreciation) appreciation of
investments, net of deferred tax expense	(35,894)	28,881	(59,114)	7,049
Total comprehensive loss	$(1,410,534)	$(52,571)	$(2,023,509)	$(11,233)

Syncora Holdings Ltd. Interim Consolidated Balance Sheets
(U.S. dollars in thousands, except per share amounts)

	(Unaudited)
	As of	As of
	September 30,	December 31,
	2008	2007
Assets
Investments
Debt securities available for sale, at fair value (amortized cost: 2008 -
$2,068,023; 2007 - $2,412,420)	$2,037,818	$2,431,009
Equity Securities, at fair value (cost — $120,640)	110,320	-
Cash and cash equivalents	752,244	249,116
Total cash and invested assets	2,900,382	2,680,125
Restricted cash and cash equivalents	977,882	-
Accrued investment income	19,465	21,039
Deferred acquisition costs	114,286	108,117
Prepaid reinsurance premiums	8,148	101,122
Premiums receivable	25,020	24,494
Reinsurance balances receivable	7,722	-
Reinsurance balances recoverable on unpaid losses	3,586	266,945
Intangible assets - acquired licenses	-	11,529
Derivative assets	4,403	354,596
Other assets	99,039	36,128
Total assets	$4,159,933	$3,604,095
Liabilities, Minority Interest and Shareholders' Equity
Liabilities
Unpaid losses and loss adjustment expenses	$809,156	$402,519
Deferred premium revenue	683,472	927,385
Derivative liabilities	2,492,228	1,700,695
Reinsurance premiums payable	8,075	36,485
Accounts payable, accrued expenses and other liabilities	83,469	70,948
Total liabilities	4,076,400	3,138,032
Commitments and contingencies
Minority interest
Series A redeemable preferred shares of subsidiary	-	39,000
Series B non-cumulative perpetual preferred shares of subsidiary	20,000	-
Total minority interest	20,000	39,000
Shareholders' Equity
Series A perpetual non-cumulative preference shares – (Par value $0.01 per share; 250,000 shares authorized; shares issued and outstanding:
250,000)	246,593	246,593
Common shares - (Par value $0.01 per share; 500,000,000 shares authorized; shares issued and outstanding —at September 30, 2008:
35,153,458; at December 31, 2007 - 65,293,543)	2,680,115	994,569
Common shares held in treasury (30,069,049 shares at September 30, 2008)	(61,642)	-
Accumulated deficit	(2,760,220)	(831,900)
Accumulated other comprehensive (loss) income	(41,313)	17,801
Total common shareholders' (deficit) equity	(183,060)	180,470
Total shareholders' equity	63,533	427,063
Total liabilities, minority interest and shareholders' equity	$4,159,933	$3,604,095

Comment on Regulation G
This press release contains the presentation of operating income (loss). These measures are "non-GAAP financial measures" as defined in Regulation G. The reconciliations of net (loss) income available to common shareholders to operating income (loss); and total shareholders' (deficit) equity to common shareholders’ (deficit) equity (the most directly comparable GAAP financial measures) presented at the end of this section are in accordance with Regulation G.

We present our operations in the way we believe will be most meaningful and useful to investors, analysts, rating agencies and others who use our financial information in evaluating our performance. These non-GAAP financial measures are included herein because investors in Syncora Guarantee-insured bonds and other users of our financial information consider such measures important in analyzing our financial performance.

Operating Income (Loss)

While operating income (loss) is not a substitute for net income (loss) computed in accordance with GAAP, it is a useful measure of performance used by management, equity analysts and investors. We believe operating income (loss) and core income (loss) enhance the understanding of our results of operations by highlighting the underlying profitability of our business. Operating income (loss) measures net (loss) income available to common shareholders, as determined in accordance with GAAP, excluding net realized gains (losses) on investments and the after-tax impact of net unrealized gains (losses) on derivatives, net of credit impairment adjustments, and expenses related to XL Capital Ltd's secondary offering of Syncora's shares. The definition of operating income (loss) used by the Company may differ from definitions of operating earnings and core earnings used by other financial guarantors.

Net realized gains (losses) on investments and the after-tax impact of net unrealized gains and losses on derivatives, net of credit impairment adjustments, which principally consist of credit derivatives we issue and interest rate swap contracts we guarantee, are excluded from operating income (loss) because they are heavily influenced by, and fluctuate, in part according to, market interest rates, credit spreads and other factors that management cannot control or predict. Although the investment of premiums to generate investment income and realized gains (loss) on investments is an integral part of our operations, the determination to realize gains (losses) on investments is independent of the underwriting process. In addition, under applicable GAAP accounting requirements, losses can be created as the result of other than temporary declines in value without actual realization. In this regard, certain users of our financial information, including certain rating agencies, evaluate earnings before tax and net gains (losses) on investments to understand the profitability of the recurring sources of income without the effects of these two variables. Furthermore, these users believe that, for many companies, the timing of the realization of gains (losses) on investments is largely opportunistic. In addition, with respect to credit derivatives and guaranteed interest rate swap contracts discussed above, because we generally hold such contracts to maturity and, accordingly, will not realize the periodic effect of the changes in fair value of these instruments, therefore, we exclude such changes from operating income (loss) (similar to other companies in the financial guarantee industry) as the changes in fair value each quarter are not indicative of underlying business performance of our operations. Also, in determining operating income (loss) for the twelve-month period ended December 31, 2007, we excluded from operating income (loss) expenses incurred by the Company in connection with the secondary offering of our common shares by XL Capital Ltd, as such expenses are not related to the conduct of the Company’s business.

Core Net Premiums Earned

Core net premiums earned, which is a non-GAAP financial measure, is defined as net premiums earned on insurance policies and credit derivative contracts excluding the impact of refundings, calls and other accelerations. We believe core net premiums earned is a useful measure for management, equity analysts and investors because the presentation of core net premiums excludes the impact of refundings, calls and other accelerations that management cannot control or predict.

Appendix A*
(Unaudited)
(U.S. Dollars in millions)

Net Premiums Earned Reconciliation	Three Months Ended		Nine Months Ended
	9/30/2008	9/30/2007	9/30/2008	9/30/2007

Net premiums earned	$59.2	$44.8	$238.6	$128.7
Net premiums earned - credit derivative contracts	14.8	13.4	49.5	30.1
Net premiums earned including credit derivative contracts	74.0	58.2	288.1	158.7
Earned premium recognized from refundings, calls and other accelerations	(20.8)	(5.0)	(119.2)	(12.0)
Core net premiums earned	$53.2	$53.1	$169.0	$146.7

Reconciliation of Net Loss to Operating (Loss) Income	Three Months Ended		Nine Months Ended
	9/30/2008	9/30/2007	9/30/2008	9/30/2007

Net loss income available to common shareholders	$(1,338.7)	$(89.9)	$(1,928.3)	$(26.7)
After-tax effect of:
Expenses incurred in secondary offering	-	(0.1)	-	0.8
Adjustment for perpetual non-cumulative preference shares	-	4.3	-	-
Realized gain on exercise of put option	-	-	(179.6)	-
Gain on redemption of preferred shares of subsidiary	(36.1)	-	(36.1)	-
Net realized losses (gains) on investments	64.7	(0.0)	72.3	1.5
Adjustment for unrealized losses on derivatives	705.4	133.6	1,141.7	164.6
Credit impairment on ABS CDOs	(981.1)	(1.9)	(1,946.8)	(3.8)
Operating (loss) income	$(1,585.8)	$46.0	$(2,876.7)	$136.5

*Numbers may not add due to rounding.